Gary P. Graphia
Corporate Secretary and General Counsel

November 23, 2004

Mr. David Chapman
4171 Essen Lane
Baton Rouge, LA 70809

Dear Dave:

This letter will confirm the terms of your continued employment with The Shaw Group Inc. (“Shaw” or the “Company”) as President of Fabrication and Manufacturing Services.

•	Effective Date – April 1, 2005

•	Term – Through April 30, 2008

•	Base Salary – $533,000 per year paid biweekly in arrears.

•	Annual Bonus – Participation in the Company’s bonus plan, with a minimum bonus of $500,000 per year. Pro-rated if employment ends before end of any fiscal year.

•	Shaw Stock Options – 50,000 Shaw stock options to be granted to you, with an exercise price equal to market closing price on the day of approval by Compensation Committee anticipated to be December 14, 2004. This stock option grant will vest in annual installments of 33% each, beginning April 1, 2006, with full vesting after three years so long as you maintain full-time employment.

•	Benefits – Participation in benefit programs on the same terms as outlined in your previous employment agreement.

Upon three-month’s notice, either Shaw or you can terminate the agreement for full-time employment, and the three-year consulting arrangement set forth in your March 8, 200[1] (2002) agreement would begin at the effective date of such termination. As noted above, vesting on the new option grant would cease upon cessation of full-time employment.

Additionally, this confirms that the term of the accretion guarantee contained in the agreement of March 8, 200[1] (2002), applicable to the stock options granted therein will be the expiration of the applicable period for exercising options pursuant to the Plan, which will commence no later than i) the sixth anniversary date of your original employment, ii) your death.

In good faith, you will work up a succession plan and identify, train and develop potential successors and key members of Fabrication & Manufacturing’s management team.

Unless otherwise modified herein, the terms of the March 8, 200[1] (2002) offer letter remain in effect.

This will all be subject to the approval of the Compensation Committee at its next meeting on December 14, 2004.

Please indicate your agreement to the terms and conditions outlined above by signing and dating this letter in the space provided below, and return it to Ann Harris, our Director of Human Resources.

Sincerely,

/s/ Gary P. Graphia

Gary P. Graphia

Agreed: /s/ David L. Chapman, Sr.	Date: 11-29-04

David Chapman